EXHIBIT 11

PENTAIR, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
                                                  YEARS ENDED DECEMBER 31
                                       1992      1993     1994     1995     1996

INCOME ($ THOUSANDS)1
Income before cumulative effects
  of accounting changes             $42,800   $46,600  $53,600  $77,200  $74,509
Cumulative effects of
   accounting changes               (41,625)        -        -        -        -
Net Income                            1,175    46,600   53,600   77,200   74,509
Preferred Dividend Requirements       8,545     6,114    5,416    5,203    4,928

Earnings Available to Common and
  Common Equivalent Shares
   - Primary                        (7,370)    40,486   48,184   71,997   69,581

Preferred dividends assuming
 conversion of Preferred Stock:
         Series 1987                 3,000       620         0        0        0
         Series 1988                 1,065     1,044     1,016      983      940
         Series 1990                 4,480     4,450     4,400    4,220    3,988

Tax benefit on preferred
 ESOP dividend eliminated
 due to conversion into common        (700)     (833)   (1,046)  (1,243) (1,333)

Tax benefit on ESOP dividend
 assuming conversion to common
 - at common dividend rate             215       276       366      481      644

Earnings available to Common and
  Common Equivalent shares
  - Diluted                         $  690   $46,043   $52,920  $76,438  $73,820


SHARES (thousands)1
Weighted average number
 of shares outstanding
 during the period                  31,584    35,356    36,408  36,812    37,491
Shares issuable on
 exercise of stock
 options less shares
 repurchaseable
 from the proceeds                     288       426       436     488       458


Common and Common Equivalent
   Shares - Primary                 31,872    35,782    36,844  37,300    37,949
Shares issuable on conversion of:
   $1.50 Cumulative Convertible
   Preferred Stock Series 1987       4,356       830         0       0         0
   $7.50 Callable Cumulative
   Convertible Preferred
   Stock Series 1988                 1,122     1,044     1,016     982       940
   8% Callable Cumulative
   Voting Convertible
   Preferred Stock Series 1990       4,284     4,254     4,220   4,098     3,863
Common and Common Equivalent
   Shares - Diluted                 41,634    41,910    42,080  42,380    42,752


EARNINGS PER SHARE1

PRIMARY
Income from Continuing Operations     $0.64    $0.76     $1.21    $1.48    $1.83
Income from Discontinued Operations    0.43     0.37      0.10     0.45        -
Earnings before cumulative effects
  of accounting changes                1.07     1.13      1.31     1.93     1.83
Cumulative effects of
  accounting changes                  (1.30)       -         -        -        -
Net income (loss)                     $(.23)   $1.13     $1.31     1.93     1.83

DILUTED
Income from Continuing Operations     $0.64    $0.76     $1.17    $1.41    $1.73
Income from Discontinued Operations    0.37     0.34      0.09     0.40        -
Earnings before cumulative effects
 of accounting changes                $1.01    $1.10     $1.26    $1.81    $1.73
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NOTES:
1   Adjusted for stock dividend of 50% in June 1993 and
    stock dividend of 100% in February 1996.